Exhibit (4)(a)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of the 15th day of October, 2012, by and between UNIVERSAL LIFE INSURANCE COMPANY (the “Company”), and UNIVERSAL FINANCIAL SERVICES, INC. (the “Investment Adviser”).

WITNESSETH:

WHEREAS, the Investment Adviser is a registered investment advisor under the Puerto Rico Uniform Securities Ac, as amended (the “Act”), and is authorized to engage in rendering financial and management advisory services; and

WHEREAS, the Company desires to retain the Investment Adviser to render investment advisory services to the Company in the manner and on the terms hereinafter set forth; and

WHEREAS, the Investment Adviser is willing to provide investment advisory services to the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the covenants hereinafter contained the Company and the Investment Adviser hereby agree as follows:

ARTICLE I

Duties of the Investment Adviser

The Company hereby employs the Investment Adviser to act as an investment adviser of the Company and to furnish the investment advisory services described below, for the period and on the terms and conditions set forth in this Agreement. The Investment Adviser hereby accepts such engagement and agrees during such period, at its own expense to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Investment Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

Investment Advisory Services. The Investment Adviser shall provide the Company with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the asset portfolios created as investment companies under the Investment Companies Act of Puerto Rico in connection with the Company’s Fortune V Separate Account (the “Separate Account”) and the sub-accounts of such Separate Account (the “Sub-Accounts”) for its Individual Flexible Payment Deferred Variable Annuity Contracts (the “Annuity”). The Investment Adviser shall take, on behalf of the Company, all actions which it deems necessary to implement the investment policies described in the Prospectus of the Annuity. Morningstar Associates, LLC shall serve as portfolio construction manager in connection with the management of the Sub-Accounts.

ARTICLE II

Allocation of Charges and Expenses

(a) The Investment Adviser. The Investment Adviser assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement.

(b) The Company. The Company assumes and shall pay or cause to be paid all other expenses of the Company, including, without limitation: expenses of portfolio transactions, fees payable to the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “Commissioner”), U.S. Securities and Exchange Commission (the “SEC”) fees, interest, taxes, custodian and transfer agency fees, for legal and auditing services, litigation expenses and other expenses properly payable by the Company.

ARTICLE III

Compensation of the Investment Adviser

(a) Investment Advisory Fee. For the services rendered and expenses assumed by the Investment Adviser, the Company shall pay to the Investment Adviser at the end of each calendar month a fee based upon the average daily value of the net assets of the Separate Account at the annual rate of thirty-five basis points (0.35%) of the average daily assets of the Separate Account under the management of the Investment Adviser commencing on the day following effectiveness hereof. For purposes of this calculation, average daily assets are determined at the end of each month on the basis of the average assets of the Company under the management of the Investment Adviser for each day during the month. The assets for each day are determined by averaging the net assets on the prior day that both the New York Stock Exchange is open for trading and banks in the Commonwealth of Puerto Rico are open for business (such day being referred to herein as a “Business Day”) with the net assets on the prior Business Day. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Payment of the Investment Adviser’s compensation for the preceding month shall be made as promptly as possible after completion of the monthly computation.

(b) Coinsurance Arrangement of the Company. Pursuant to a certain coinsurance agreement by and between the Company and Transamerica Life Insurance Company (“Transamerica”) dated March 1, 2007 (the “Coinsurance Agreement”) the Company agreed among other things to a revenue share with Transamerica in connection with the Separate Account. As part of the Coinsurance Agreement the Company agreed to establish a revenue share in connection with compensation received for services provided in connection with the Separate Account. In order for the Company to comply with such obligations under the Coinsurance Agreement the Investment Advisor agrees hereby to pay, to the extent permitted by law, the annual rate of fifteen basis points (0.15%) of the average daily assets of the Separate Account under the management of the Investment Adviser to Transamerica and the annual rate of ten basis points (0.10%) of the average daily assets of the Separate Account under the management of the Investment Adviser to the Company.

ARTICLE IV

Limitation of Liability of the Investment Adviser

The Investment Adviser shall not be liable for any error of judgment or mistake of law for any loss arising out of any investment or for any act or omission in the management of the Company’s assets under management, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, the term “Investment Adviser” shall include any affiliate of the Investment Adviser performing services for the Company contemplated hereby and directors, officers and employees of the Investment Adviser and such affiliates.

ARTICLE V

Activities of the Investment Adviser

The services of the Investment Adviser to the Company are not to be deemed to be exclusive, and the Investment Adviser and any person controlled by or under common control with the Investment Adviser (for purposes of this Article V referred to as “affiliates”) is free to render services to others. In addition, the Company also acknowledges that Universal Financial Services, Inc., as a securities broker dealer registered with the SEC under the Securities Exchange Act of 1934 and with the Commissioner under the Act also serves as distributor of the Annuity.

ARTICLE VI

Duration and Termination of this Contract

This Agreement shall become effective as of the date hereof and shall remain in force and in effect until terminated by either party by giving to the other ten (10) calendar days written notice.

ARTICLE VII

Amendments of this Agreement

This Agreement may be amended by the parties only if such amendment is specifically approved in writing by the Company and the Investment Adviser.

ARTICLE VIII

Assignment of this Agreement

Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, and any such attempted assignment will be void and of no effect.

ARTICLE IX

Governing Law

In the event that any portion of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any provision hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ARTICLE X

Entire Agreement

This Agreement constitutes the entire agreement between the parties in connection with the investment advisory services rendered and to be rendered by the Investment Adviser to the Company and supersedes any and other agreements between the parties in connection therewith.

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